U.S. SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR 12(g) OF

THE

SECURITIES EXCHANGE ACT OF 1934

RIGETTI COMPUTING, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	88-0950636
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

775 Heinz Avenue Berkeley, CA	94710
(Address of principal executive offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be registered	Name of each exchange on which each class is to be registered
Common Stock, par value $0.0001 per share	The Nasdaq Stock Market LLC
Warrants, each whole warrant exercisable for one share of Common Stock at an exercise price of $11.50	The Nasdaq Stock Market LLC

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c) or (e), please check the following box.  ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d) or (e), please check the following box.  ☐

If this form relates to the registration of a class of securities concurrently with a Regulation A offering, check the following box.  ☐

Securities Act registration statement or Regulation A offering statement file number to which this form relates:

333-260692

(if applicable)

Securities to be registered pursuant to Section 12(g) of the Act:

N/A

(Title of class)

Explanatory Note

This Registration Statement on Form 8-A is being filed by Rigetti Computing, Inc. (the “Registrant”), formerly known as Supernova Partners Acquisition Company II, Ltd., with the U.S. Securities and Exchange Commission (the “SEC”) in connection with the transfer of the listing of the Registrant’s common stock, par value $0.0001 per share (the “Common Stock”), and warrants to purchase shares of the Common Stock, each exercisable for one share of Common Stock at an exercise price of $11.50 per share (the “Warrants”) from the New York Stock Exchange to The Nasdaq Capital Market. The transfer of the listing is scheduled to occur at the opening of trading on March 2, 2022.

Item 1.	Description of Registrant’s Securities to be Registered.

The securities to be registered hereby are the Common Stock and Warrants.

The description of the Common Stock and Warrants registered hereunder are set forth under the heading “Description of New Rigetti Securities” in the Registrant’s definitive proxy statement/prospectus dated as of February 9, 2022 and filed with the SEC on February 10, 2022 and included in the Registrant’s Registration Statement on Form S-4 (File No. 333-260692), initially filed with the SEC on November 3, 2021, as subsequently amended, to which this Form 8-A relates, is incorporated herein by reference.

Item 2.	Exhibits.

In accordance with the “Instructions as to Exhibits” with respect to Form 8-A, no exhibits are required to be filed as part of this registration statement because no other securities of the registrant are registered on The New York Stock Exchange and the securities registered hereby are not being registered pursuant to Section 12(g) of the Securities Exchange Act of 1934, as amended.

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

RIGETTI COMPUTING, INC.

By:	/s/ Michael S. Clifton
Michael S. Clifton
Chief Financial Officer

Dated: March 1, 2022

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